Bingham Draft
                                                                 January 9, 2004

                              AMENDED AND RESTATED
                   MANAGEMENT AND ADVISORY SERVICES AGREEMENT
                                     (PAHC)

      This Amended and Restated Management and Advisory Services Agreement (this "Agreement"), dated as of October 21, 2003, is entered into between Palladium Capital Management, L.L.C., a Delaware limited liability company ("Advisor"), and Phibro Animal Health Corporation (formerly known as Philipp Brothers Chemicals, Inc.), a New York corporation (the "Company"), in amendment and restatement of that certain Management and Advisory Services Agreement, dated as of November 30, 2000 (the "Existing Agreement"), between Palladium Equity Partners, L.L.C. and the Company.

      WHEREAS, Advisor, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of management, finance, strategy, investment, acquisitions and other matters relating to the business of the Company; and

      WHEREAS, the Company desires to be entitled to continue to avail itself, for the term of this Agreement, of the expertise of Advisor in the aforesaid areas, and Advisor wishes to provide a framework to provide the services to the Company as herein set forth;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Appointment. The Company hereby appoints Advisor to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.

      2. Services. Advisor hereby agrees that during the term of this Agreement, upon the written agreement of the Company and the Advisor, it shall render to the Company, by and through itself, its affiliates and their respective officers, employees and representatives as Advisor in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of the Company in connection with cash management and treasury advisory services in accordance with such agreement.

      3. Fees. In consideration of the services contemplated by Section 2, the Company agrees to pay to Advisor such fees as the Advisor and the Company shall mutually agree upon (the "Fee"), payable in accordance with such mutual agreement. The Company shall have 30 days from a due date to pay the applicable Fee (such thirty day period, a "Grace Period"). If the Fee for the corresponding Grace Period is not paid in full by the end of such Grace Period, then for each day after the due date and during and after the Grace Period that a Fee due is not paid in full and until such overdue Fee is paid in full, the Company shall pay to Advisor an additional fee (the "Additional Fee") equal to a per annum percentage to be agreed upon by Advisor and the Company, compounded daily beginning on the start of the Grace Period, on the aggregate amount of the then Series C Liquidation Preference of the Series C Redeemable Participating
Preferred Shares of the Company (each as defined in the Certificate of Incorporation of the Company then in effect). The Additional Fee shall be due and payable as and when accrued.

      4. Reimbursements. In addition to the Fees payable pursuant to this Agreement, the Company shall pay directly or reimburse Advisor for its Out-of-Pocket Expenses (as defined below); provided that any Out-of-Pocket Expenses that are incurred other than in the ordinary course of providing


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the  services  of Section 2 shall  require  the  consent of the  Company,  which consent shall not be unreasonably withheld or delayed. Promptly following the Company's request therefor, Advisor will provide written documentation relating to any Out-of-Pocket Expenses to be paid or reimbursed by the Company pursuant to this Agreement. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the reasonable out-of-pocket costs and expenses incurred by Advisor or its affiliates in connection with the services rendered hereunder, including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (ii) costs of any outside services or independent
contractors  such  as  financial  printers,   couriers,  business  publications,
financial  services  or  similar  services,   and  (iii)  transportation,   word
processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Advisor to the Company of a written statement and appropriate documentation thereof, but in no event later than fifteen (15) days after the date of such presentation.

      5. Indemnification. The Company will indemnify and hold harmless Advisor, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs and expenses, whether joint or several (the "Liabilities"), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of Advisor pursuant to, and the performance by Advisor of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not an action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto; provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense; and in any action, claim, suit, investigation or proceeding in which both the Company or one or more of its subsidiaries or both, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company or one or more of its subsidiaries or both, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit, investigation or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such action, claim, suit, investigation or proceeding. Provided the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further


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appeal may be taken,  to have resulted  primarily  from the gross  negligence or willful misconduct of Advisor.

      6. Accuracy of Information. The Company shall furnish or cause to be furnished to Advisor such information as Advisor believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Advisor (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and
(iii) is entitled to rely upon the Information without independent verification.

      7. Confidentiality. Except as contemplated by the terms hereof or as required by applicable law or legal process, Advisor shall keep confidential all material non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with Advisor's performance of its responsibilities hereunder.

      8. Term. Subject to Section 11 below, this Agreement shall be effective as of the date hereof and shall terminate on the date that no Investor Stockholder (as defined in the Stockholders Agreement dated November 30, 2000, by and among the Company, Palladium Equity Partners II, L.P., Palladium Equity Partners II-A, L.P., Palladium Equity Investors II, L.P., and the stockholders signatory thereto (the "Stockholders Agreement")) nor any of its Affiliates (as defined in the Stockholders Agreement) own any Equity Securities (as defined in the Stockholders Agreement) (the "Termination Date"); provided that Section 4 shall remain in effect with respect to Out-of-Pocket Expenses incurred prior to the Termination Date; and provided that Section 3 shall remain in effect with respect to Additional Fees until payment in full of all Fees payable prior to the Termination Date. The provisions of Sections 5, 7 and 9 and otherwise as the context so requires shall survive the termination of this Agreement.

      9. Permissible Activities. Subject to applicable law, nothing herein shall in any way preclude Advisor, its affiliates or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

      10. Miscellaneous.

            (a) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto submit to the exclusive jurisdiction of these courts for the purpose of such suit, proceeding or judgment. The parties hereto irrevocably waive any right which they may have to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

            (b) Successors and Assigns; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Advisor may assign its rights and obligations hereunder to any one or more of its affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            (c) Entire Agreement; Third Parties. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any right, benefit or remedy of any nature under or by reason of this Agreement.

            (d) Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            (e) Amendment and Waiver. This Agreement may be amended only by the written consent of all the parties hereto. Any waiver, consent or approval of any kind by any party hereto of any breach, default or noncompliance under this Agreement or any waiver by such party of any provision or condition of this Agreement must be in writing and is effective only to the extent specifically set forth in such writing.

            (f) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

            (g) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications are to be sent to the addresses set forth below:

                  If to the Company:

                        Phibro Animal Health Corporation
                        One Parker Plaza
                        Fort Lee, New Jersey 07024
                        Tel: (201) 944-6020
                        Fax: (201) 944-5937
                        Attn: Jack C. Bendheim, President


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                  with copies to:

                        Golenbock Eiseman Assor Bell & Peskoe LLP
                        437 Madison Avenue
                        New York, New York 10022
                        Tel: (212) 907-7300
                        Fax: (212) 754-0330
                        Attn: Lawrence M. Bell

                  If to Advisor:

                        Palladium Capital Management, L.L.C.
                        1270 Avenue of the Americas
                        Suite 2200
                        New York, New York 10020
                        Tel: (212) 218-5150
                        Fax (212) 218-5155
                        Attn: Marcos A. Rodriguez

                  with copies to:

                        Bingham McCutchen LLP
                        399 Park Avenue
                        New York, New York  10022
                        Tel: (212) 705-7000
                        Fax: (212) 752-5378
                        Attn: Neil W. Townsend

            (h) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to Section of this Agreement unless otherwise indicated. The table of contents titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (i) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered.

      11. Reinstatement of Existing Agreement. Anything to the contrary notwithstanding, in the event that the Palladium Transactions (as defined below), are not consummated on or prior to December 31, 2003, effective as of the close of business on December 31, 2003, the Existing Agreement as in effect immediately prior to the amendment and restatement thereof by this Agreement shall automatically be reinstated without any action by any of the parties hereto, except that upon such reinstatement the Existing Agreement shall be deemed amended to provide that Palladium Capital Management, L.L.C., and not Palladium Equity Partners, L.L.C., shall be the "Advisor" thereunder. For the avoidance of doubt, in any such case where the Palladium Transactions are not consummated on or


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prior to December 31, 2003, the Fee (as defined in the Existing Agreement) shall be reinstated and shall be payable quarterly in advance in accordance with the terms of the Existing Agreement, with the first such quarterly payment in the amount of $562,500 due and payable on January 1, 2004 for the quarter ending March 31, 2004. As used herein, the term "Palladium Transactions" has the meaning set forth in the Consent Agreement, dated as of October 15, 2003, among the Company, Prince MFG LLC, The Prince Manufacturing Company, Palladium Equity Partners II, L.P., Palladium Equity Partners II-A, L.P. and Palladium Equity Investors II, L.P.

                  [Remainder of page intentionally left blank.]

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      IN WITNESS  WHEREOF,  the parties have caused this Management and Advisory
Services Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

                                   PALLADIUM CAPITAL MANAGEMENT, L.L.C.

                                   By: /s/ Marcos Rodriguez
                                      ------------------------------------------
                                      Name:  Marcos Rodriguez
                                      Title: Managing Director

                                   PHIBRO ANIMAL HEALTH CORPORATION

                                   By: /s/ Daniel Bendheim
                                      ------------------------------------------
                                      Name:  Daniel Bendheim
                                      Title: Vice President

                                   PALLADIUM EQUITY PARTNERS, L.L.C.
                                      (for the purpose of consenting to the
                                      amendment of the Existing Agreement
                                      as herein provided and with respect to
                                      Section 11 only)

                                   By: /s/ Marcos Rodriguez
                                      ------------------------------------------
                                      Name:  Marcos Rodriguez
                                      Title: Managing Director